Exhibit 16
HJ & Associates, LLC
Certified Public Accountants and Consultants

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N W
Washington, D C 20549

RE: China Northeast Petroleum Holdings Ltd.

Gentlemen:

We have read item 4 included in the Form 8-K dated May 3, 2005 of China Northeast Petroleum Holdings Ltd. (Commission File No. 033-02441- D) filed with the Securities and Exchange Commission and are in agreement with the statement contained therein. We acknowledge that there have been no disagreements with the Company for the periods ending December 31, 2003 and 2002.

We are not in a position to agree or disagree with the disclosures regarding Jimmy C.H. Cheung & Co., CPA's.

/s/ HJ & Associates, LLC
Salt Lake City, Utah
May 3, 2005